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                                                                  EXHIBIT (a)(7)

    INTERNATIONAL FLAVORS & FRAGRANCES COMMENCES TENDER OFFER FOR ALL OF THE
                     OUTSTANDING SHARES OF BUSH BOAKE ALLEN
                        COMMON STOCK AT $48.50 PER SHARE

NEW YORK (October 6, 2000) - International Flavors & Fragrances Inc. ("IFF") (NYSE: IFF) and Bush Boake Allen Inc. ("BBA") (NYSE: BOA) today announced that B Acquisition Corp., a wholly owned subsidiary of IFF, is commencing today a cash tender offer for all of the outstanding shares of common stock of BBA at a price of $48.50 per share. The tender offer is being made pursuant to an Offer to Purchase, dated October 6, 2000, as provided under the previously announced Agreement and Plan of Merger, dated as of September 25, 2000. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, November 3, 2000, unless extended.

International Paper Company (NYSE: IP), which owns approximately 68% of the outstanding common stock of BBA, has agreed with IFF to tender its shares in the tender offer.

Following completion of the tender offer and receipt of shareholder approval, if required, IFF intends to consummate a merger in which B Acquisition Corp. will be merged with and into BBA. BBA will then be a wholly owned subsidiary of IFF. The remaining BBA shareholders will receive the same cash price paid in the tender offer.

The Board of Directors of BBA has unanimously approved the Merger Agreement and recommends that BBA shareholders accept the offer and tender their shares.

The tender offer is subject to conditions, including tender of shares of BBA common stock representing more than 66 2/3% of the outstanding common stock of BBA on a fully diluted basis, expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under applicable foreign merger control regulations, and to other customary conditions.

The Depositary for the tender offer is The Bank of New York, One Wall Street, New York, New York 10286.

The Dealer Manager for the tender offer is Morgan Stanley Dean Witter, 1585 Broadway, New York, New York 10036.

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The Information Agent for the tender offer is Georgeson Shareholder
Communications Inc., 17 State Street, 10th Floor, New York, New York 10004. Banks and brokers call collect (212) 440-9800. All others call toll free (800) 223-2064.

IFF is the world's leading creator and manufacturer of flavors and fragrances used by others to impart or improve flavor or fragrance in a wide variety of consumer products. IFF has sales, manufacturing and creative facilities in more than 35 countries worldwide with sales of $1.44 billion in 1999.

BBA, which conducts operations on six continents, has 60 locations in 38 countries worldwide. BBA supplies flavors and fragrances to the world's leading consumer products companies for use in foods, beverages, soaps and detergents, cosmetics, toiletries, personal care items and related products. Its aroma chemicals, natural extracts and essential oils serve as raw materials for a wide range of compounded flavors and fragrances. BBA had 1999 worldwide sales of $499 million.

Statements in this release which are not historical facts or information are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to risks and uncertainties that could cause IFF's actual results to differ materially from those expressed or implied by such forward-looking statements. Risks and uncertainties with respect to IFF's business include general economic and business conditions, the price and availability of raw materials, and political and economic uncertainties, including the fluctuation or devaluation of currencies in countries in which IFF does business.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of BBA. The tender offer is being made pursuant to a tender offer statement and related materials. Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release, because they contain important information. The tender offer statement will be filed by IFF with the Securities and Exchange Commission
(SEC), and the solicitation/recommendation statement will be filed by BBA with the SEC. Investors and security holders may obtain a free copy of these statements and other documents filed by IFF and BBA at the SEC's website at www.sec.gov.

The tender offer statement and related materials may be obtained for free by directing such requests to IFF. The solicitation/recommendation statement and such other documents may be obtained by directing such requests to BBA.

Contacts for IFF                                     Contacts for BBA

Douglas J. Wetmore                                   Fred W. Brown
212-708-7145                                         201-782-3363

Joele Frank / Barrett Godsey                         Kenneth M. McHugh
Joele Frank, Wilkinson Brimmer Katcher               201-782-3364
212-355-4449

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